Exhibit 10.16

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED

INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i)

NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE

COMPANY IF PUBLICLY DISCLOSED

Patent Sublicense Agreement

This Patent Sublicense Agreement (“Agreement”) is between mRNA RiboTherapeutics, Inc., a Wisconsin corporation having a place of business at 726 Post Road, Madison, WI 53713, USA (“mRNA RiboTherapeutics”) and BioNTech AG, a German corporation having its principal place of business at An der Goldgrube 12, 55131 Mainz, Germany (“Company”). This Agreement is effective as of July 14, 2017 (the “Effective Date“). Each of Company and mRNA RiboTherapeutics are referred to herein as a “Party” and collectively as the “Parties”.

BACKGROUND

WHEREAS, The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation (“Penn”) owns certain intellectual property comprising patents, patent applications and technology relating to [***], and certain other intellectual property comprising patents, patent applications and technology relating to [***], for all of which intellectual property mRNA RiboTherapeutics has a license from Penn pursuant to the Second Amended and Restated Patent License Agreement which became effective as of December 20, 2016 (the “Penn License Agreement”), including the right to sublicense all or any part of said rights to other parties, and under which CELLSCRIPT, LLC (“Cellscript”) also has rights pursuant to a patent sublicense agreement from mRNA RiboTherapeutics (the “Cellscript Sublicense Agreement”); and

WHEREAS, Company desires a sublicense from mRNA RiboTherapeutics under Patents Rights (as defined below) for diagnostic and prognostic uses in humans and non-human animals and for certain other uses pertaining thereto and mRNA RiboTherapeutics is willing to grant to Company a sublicense under Patents Rights for such uses under the terms and conditions herein;

NOW, THEREFORE, in consideration of the mutual obligations contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

1.	SUBLICENSE

1.1 Sublicense Grant. mRNA RiboTherapeutics hereby grants to Company and Company hereby accepts from mRNA RiboTherapeutics a worldwide, non-exclusive sublicense under the Patent Rights during the Term to make, have made, import, use, offer for sale, sell and/or have sold Licensed Products according to the terms and conditions herein: (1) in Field of Use B for all uses in the Diagnostic and Prognostic Field of Use that pertain to or are used in conjunction with products for therapeutic, prophylactic, cosmetic or other uses in or on humans or non-human animals in the In Vivo Field of Use in Field of Use B; and (2) in Field of Use A for research and screening uses, including pre-clinical research and screening comprising ex vivo uses in human or non-human animal cells or in vivo uses in animals, that pertain to and support research, development, manufacture, regulatory approval and commercialization of diagnostic and prognostic products used in conjunction with therapeutic, prophylactic, cosmetic, veterinary or other products for the In Vivo Field of Use in Field of Use B, as said terms are defined in Sections 1.2 and 6.1 herein (the “Sublicense”). The Sublicense includes the right for Company to grant sublicenses to its affiliates and Third Parties for all or any part of the rights and fields of use granted to Company, under terms that are consistent with this Agreement. No other rights or licenses are granted to Company hereunder by mRNA RiboTherapeutics; [***]

1.2 Related Definitions.

Whenever the words or terms “comprising,” “containing,” “having,” “include,” includes,” “including,” “such as,” “for example,” “an example,” “examples,” “e.g.,” “for further clarification” or the like are used in this Agreement, they shall be understood to be followed by the words “without limitation” or “but without limitation”. The terms “a,” “an,” and “the” and the use of such terms or nouns in definitions in either the singular or the plural are to be construed to cover both the singular and the plural unless otherwise noted.

“Licensed Products” means products that are made, made for, used, imported, offered for sale or sold by Company or its Affiliates or Third Party sublicensees and that, in the absence of a license to Patent Rights, (i) would infringe (or, in the case of pending patent applications, upon issuance, would infringe) at least one claim of the Patent Rights or (ii) use a process or machine covered by a claim of Patent Rights, whether the claim is issued or pending. For clarity, Licensed Products includes any method, procedure or process, the use of which by Company or its Affiliates or Third Party sublicensees, in the absence of a license to Patent Rights by the user, would infringe, induce to infringe or contribute to infringing one or more claims of Patent Rights whether the claim is issued or pending.

“Exhibit A-1 Patent Rights” means [***]

“Exhibit A-2 Patent Rights” means [***]

“Patent Rights” means Exhibit A-1 Patent Rights and/or Exhibit A-2 Patent Rights.

“Affiliate” means a legal entity that is controlling, controlled by or under common control with Company and that has executed either this Agreement, a sublicense for at least a portion of the rights granted to Company under this Agreement, or a written joinder agreement agreeing to be bound by all of the terms and conditions of this Agreement. The uncapitalized term “affiliate” means, with respect to a first legal entity, any other legal entity that is controlling, controlled by or under common control with said first legal entity. For purposes of the definitions of “Affiliate” and “affiliate” herein, the word “control” means (x) the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of a legal entity, (y) the right to receive fifty percent (50%) or more of the profits or earnings of a legal entity, or (z) the right to determine the policy decisions of a legal entity.

“Field of Use A” means and is limited to internal laboratory research or screening [***]. For clarity, Field of Use A includes laboratory research use in animals or human or animal cells, living or dead, from any source, including for pre-clinical laboratory research in laboratory animals or cultured human or non-human animal cells for the purpose of generating data and information prior to use in clinical trials for a use that requires approval by the FDA or another regulatory organization. For further clarity, a party that has a sublicense in Field of Use A pertaining to sublicensed therapeutic or prophylactic or diagnostic or prognostic products in Field of Use B shall have the right under Patent Rights to perform pre-clinical research in Field of Use A comprising in vivo uses in non-human animals or ex vivo uses in human or non-human animal cells in order to obtain data and information to support pre-clinical development of such therapeutic or prophylactic or diagnostic or prognostic products.

[***]

“Field of Use B” means the field other than Field of Use A and includes but is not limited to therapeutic, prophylactic, diagnostic, prognostic and cosmetic uses in humans and agricultural, animal improvement and veterinary uses in animals. For clarity, Field of Use B includes any and all fields of use, including the In Vivo Field of Use and Ex Vivo Field of Use, other than for Field of Use A.

“Fields of Use” means Field of Use A and Field of Use B.

“Ex Vivo Field of Use” is a subfield of Field of Use A or Field of Use B wherein a product or method that is covered by Patent Rights is used in cells, tissues or organs that are ex vivo or outside of a living human or animal body or organism, whether those cells, tissues or organs are subsequently used only ex vivo, such as in culture, or are subsequently introduced into, used in or administered or applied to or on a living body or organism. [***]

“In Vivo Field of Use” is a subfield of Field of Use A or Field of Use B wherein a product or method that is covered by Patent Rights is used in vivo, [***]

“Diagnostic and Prognostic Field of Use” is a subfield of use within Field of Use B wherein a product or service covered by Patent Rights is used for diagnosis, prognosis or testing of a human or non-human animal or a sample therefrom in order to detect, identify, determine a cause, evaluate, analyze, understand, predict, rule in, or rule out a medical condition or disease or to predict an effect or response to treatment, and/or to monitor the effect of a treatment of such medical condition or disease. [***]

“Veterinary Product” means a product that is covered by Patent Rights which is used for the care, treatment, breeding or use of livestock or companion animals.

“Third Party” means any person, corporation, partnership, association, consortium or business, legal or governmental entity other than Penn, mRNA RiboTherapeutics, Company or any of their respective affiliates.

1.3 Reservation of Rights by Penn. Penn reserves the right to use, and to permit other non-commercial entities to use, the Patent Rights for educational and non-commercial research purposes.

1.4 U.S. Government Rights. The Parties acknowledge that the United States government retains rights in intellectual property funded under any grant or similar contract with a Federal agency. The License is expressly subject to all applicable United States government rights, including, but not limited to, any applicable requirement that products, which result from such intellectual property and are sold in the United States, must be substantially manufactured in the United States. To the extent any such U.S. manufacturing requirements apply, mRNA RiboTherapeutics shall, upon request of Company, use commercially reasonable efforts to cause Penn to seek a waiver from the United States government for Company in respect of such U.S. manufacturing requirements.

1.5 Sublicense Conditions. Company’s right to extend any or all of the rights granted to Company by mRNA RiboTherapeutics via a sublicense to affiliates or Third Parties is subject to each of the following conditions:

1.5.1 Company will have the right to grant further sublicenses to its affiliates and to Third Parties (“sub-sublicensees”) that permit multiple levels of sublicensing, including in Third Party sub-sublicenses that permit further levels of sublicensing (e.g., to “sub-sub-sublicensees”). In each further sub-sublicense agreement to an affiliate or Third Party, Company will require the sub-sublicensee to comply with terms and conditions that are consistent with this Agreement, and in each agreement for further sublicensing (e.g., by a sub-sublicensee of Company to a sub-sub-sublicensee), the party granting the further sublicense will require the party receiving the further sublicense to comply with terms and conditions that are consistent with its sub-sublicense agreement from Company. Except when used to clarify the meaning of the different terms in this Section 1.5.1, the term sublicense in this Agreement includes any permitted sub-sublicense, sub-sub-sublicense, etc. and the term sublicensee includes any permitted sub-sublicensee, sub-sub-sublicensee, etc.

1.5.2 Within [***] days after Company enters into a sublicense agreement, Company will deliver to mRNA RiboTherapeutics a complete and accurate copy of the entire sublicense agreement written in the English language, provided that Company will have the right to redact the terms and conditions of such sublicense agreement that are not necessary for mRNA RiboTherapeutics to confirm compliance with all terms and conditions required under this Sublicense, including Section 1.5 hereof. mRNA RiboTherapeutics’ receipt of the sublicense agreement will not constitute a waiver of any right or obligation of mRNA RiboTherapeutics or of Company under this Agreement.

1.5.3 In the event that Company causes or experiences a Trigger Event (as defined in Section 6.4), to the extent permissible by law, all payments due to Company from its direct sublicensees pursuant to a sublicense to this Agreement that are payable by Company to Cellscript hereunder, including milestone payments and royalty payments, will, upon notice from mRNA RiboTherapeutics to such sublicensees, become payable directly to mRNA RiboTherapeutics for the account of Company. Upon receipt of any such funds, mRNA RiboTherapeutics will remit to Penn the amounts owed to Penn and will remit to Company the amount (if any) by which such payments from such sublicensees exceed the amounts owed by Company to mRNA RiboTherapeutics. Still further, in the event that mRNA RiboTherapeutics causes or experiences a trigger event according to the terms of the Penn License Agreement, Company agrees that, upon notification from Penn, Company will remit to Penn all amounts payable by Company to mRNA RiboTherapeutics under this Agreement (including but not limited to all milestone payments and royalty payments) for the account of mRNA RiboTherapeutics.

1.5.4 Company’s execution of a sublicense agreement will not relieve Company of any of its obligations under this Agreement. Company is primarily liable to mRNA RiboTherapeutics for any act or omission of a sublicensee that would be a breach of this Agreement if performed or omitted by Company, and Company will be deemed to be in breach of this Agreement as a result of such act or omission. Upon learning of any such breach of this Agreement due to an act or omission of a sublicensee of Company, Company will immediately take appropriate actions to stop such act or omission, including termination of the sublicense by Company. Provided that Company takes such appropriate actions and stops such act or omission, a breach by said sublicensee shall not be considered a breach by Company that will be considered a cause for termination of this Agreement under Section 6.3.

1.5.5 A sublicense granted by the Company or a further sublicensee thereof will not be assignable or transferable by said sublicensee or further sublicensee thereof without the prior written consent of mRNA RiboTherapeutics, except to an affiliate of the sublicensee of Company or an affiliate of said further sublicensee thereof, or to a Third Party company that:    (i) can demonstrate based on reliable financial information that it has all technical knowledge, capabilities and/or financial resources needed to perform in all respects in the place and stead of said sublicensee or further sublicensee thereof; (ii) agrees to assume all duties and responsibilities under the sublicense; (iii) warrants that it will invest an amount of money that Company agrees is sufficient to develop and/or commercialize the sublicensed Licensed Product(s); (iv) purchases more than fifty percent (50%) of all of the sublicensee’s or the further sublicensee’s shares or assets to which the sublicense pertains; and (v) agrees in writing to be bound by all of the terms and conditions of the sublicense and a copy of such written undertaking is promptly provided to Company, which will provide a copy to mRNA RiboTherapeutics, which, in turn, will provide a copy to Penn as required in the Penn License Agreement.

1.6 No License by Implication. Nothing in this Agreement confers by estoppel implication or otherwise, any license or rights under any Penn patent other than rights under a patent included in the Patent Rights, regardless whether such patents are dominant or subordinate to the Patent Rights.

1.7 Relation of this Agreement to the Sublicense Agreement from Cellscript. Concurrent with the execution of this Agreement, Company is entering into a separate sublicense agreement with Cellscript (the “Sublicense Agreement from Cellscript”), pursuant to which Cellscript is granting Company a sublicense under Patent Rights with respect to certain fields of use that are different from and are not included within the scope of the Sublicense granted to Company in this Agreement.

2	DILIGENCE

2.1 Development Plan and Sublicense Disclosure Report. By [***] and by [***] of every calendar year thereafter that encompasses the Term, Company will deliver to mRNA RiboTherapeutics: (1) a copy of an annual development plan, including a projected timeline, for the Patent Rights and a summary of material development efforts for Licensed Products since the last development plan (“Development Plan”); and [***], certified as correct by the accounting services manager or chief financial officer, that includes all additional information as listed on Exhibit B for the period since the last SDR.

2.2 Company’s Efforts. Company will use commercially reasonable efforts to develop, commercialize, market and sell Licensed Products in the sublicensed Fields of Use in a manner consistent with the Development Plan. In addition to Company’s own efforts to develop, commercialize, market and sell Licensed Products, the efforts of other parties, including Affiliates, Third Party sublicensees, contractors, Third Parties funded by Company under a research or service agreement, and distributors, will also be deemed as efforts of Company.

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3	FEES AND ROYALTIES

3.1 Sublicense Grant Fees. In partial consideration for the Sublicense, Company will pay to mRNA RiboTherapeutics: (i) [***] and (ii) [***]

3.2 Sublicense Maintenance Fees. In partial consideration of the Sublicense, Company will pay to mRNA RiboTherapeutics [***] on each anniversary of the Effective Date until the date of first Sale of the first Licensed Product in Field of Use B, regardless of whether the Sale is achieved by Company, mRNA RiboTherapeutics, or an affiliate or sublicensee of any of the foregoing. For clarity, the next annual sublicense maintenance fee under this Agreement is payable to mRNA RiboTherapeutics on July 1, 2018 if no Sale of a Licensed Product in Field of Use B occurs prior to July 1, 2018.

3.3 Milestone Payments. In partial consideration of the Sublicense, Company will pay to mRNA RiboTherapeutics the applicable milestone payment listed in Table D in this Section 3.3 the first time after achieving each milestone event for each Licensed Product in Field of Use B, regardless of whether the milestone is achieved by Company or an Affiliate or Third Party sublicensee. Company will provide mRNA RiboTherapeutics with written notice within [***] days after each milestone is achieved by Company or a sublicensee and Company will pay to mRNA RiboTherapeutics all applicable milestone payments owed therefor within [***] days of the end of the calendar quarter in which the milestone event is achieved. For clarity, each time a milestone is achieved with respect to a Licensed Product, then any other milestone payments with respect to earlier milestones that have not yet been paid will be due and payable together with the milestone payment that is actually achieved.

Section 3.3 Table D MILESTONES for each Licensed Product that is a Diagnostic, Prognostic or Other Medical Device Product

[***]

3.4 Earned Royalties. In partial consideration of the Sublicense, Company will pay to mRNA RiboTherapeutics royalties on Net Sales of Licensed Products in the sublicensed Fields of Use as stated below.

3.4.1 Earned Royalties on Licensed Products in Field of Use A. In partial consideration of the Sublicense, Company will pay to mRNA RiboTherapeutics a [***] royalty on Net Sales of Licensed Products by Company or its Affiliates or Third Party sublicensees for use in [***]. For clarity, Company and its Affiliates or Third Party sublicensees shall only have the right to sell Licensed Products for use in Field of Use A to Third Parties that have either a sublicense from or a contract with Company or an Affiliate or Third Party sublicensee to research, develop, test, evaluate, screen, manufacture and/or commercialize a Licensed Product for diagnostic or prognostic use pertaining to a therapeutic, prophylactic or other product for humans or non-human animals in the In Vivo Field of Use in Field of Use B.

3.4.2 Earned Royalties on Licensed Products for the Diagnostic and Prognostic Use in Field of Use B. In partial consideration of the Sublicense, Company will pay to mRNA RiboTherapeutics a [***] royalty on Net Sales of Licensed Products for [***] for the In Vivo Field of Use in Field of Use B during the Quarter. For the avoidance of doubt, if Company or its Affiliates or Third Party sublicensees grant sublicenses to sell Licensed Products for such a diagnostic or prognostic use in Field of Use B, Company will pay to mRNA RiboTherapeutics [***]

3.4.3 Royalty Reduction. If Company or an Affiliate or Third Party sublicensee of Company is obligated to pay Third Party Royalties (defined below) for a Licensed Product in Field of Use B, then Company may deduct [***] of such Third Party Royalties from any royalties on Net Sales in Field of Use B due to mRNA RiboTherapeutics under Section 3.4.2 of this Agreement, provided that:

(a) On an ongoing basis and prior to reduction of any royalty on Net Sales for a given calendar quarter, Company first provides written evidence to mRNA RiboTherapeutics of Company’s or applicable sublicensee’s obligation to pay such Third Party Royalties; and

(b) In no event shall royalties on Net Sales due to mRNA RiboTherapeutics in any reporting period be so reduced to less than [***] for Licensed Products in Field of Use B.

“Third Party Royalties” means any royalty obligation [***] that Company or its Affiliates or a Third Party sublicensee owes to one or more other parties pursuant to one or more licenses for patent rights comprising [***] and that are determined to be necessary to avoid infringement-related litigation with respect to the manufacture, use or sale of any Licensed Product.

3.5 Related Definitions.

3.5.1 The term “Sale” means any bona fide transaction for which consideration is received or expected by Company or its Affiliates or Third Party sublicensees for the sale, use, lease, transfer or other disposition of a Licensed Product to a Third Party. A Sale is deemed completed at the time that Company or an Affiliate or Third Party sublicensee invoices, ships or receives payment for a Licensed Product, whichever occurs first.

3.5.2 The term “Quarter” means each three-month period beginning on the first day of January, April, July or October.

3.5.3 The term “Net Sales” means the consideration received or expected from, or the fair market value attributable to, each Sale, less Qualifying Costs that are directly attributable to a Sale, specifically identified on an invoice or other documentation and actually borne by Company or its Affiliates or Third Party sublicensees. For purposes of determining Net Sales, the words “fair market value” mean the cash consideration that Company or its Affiliates or Third Party sublicensees would realize from an unrelated buyer in an arm’s length sale of an identical item sold in the same quantity and at the time and place of the transaction.

3.5.4 The term “Qualifying Costs” means: (a) credits or refunds for claims or returns that do not exceed the original invoice amount; (b) prepaid outbound transportation expenses and transportation insurance premiums; and (c) sales and use taxes and other fees imposed by and indefeasibly paid to a governmental agency.

3.6 Minimum Royalties. In partial consideration of the Sublicense, [***], Company will pay to mRNA RiboTherapeutics the amount, if any, by which the applicable minimum royalties listed in the tables below exceed Company’s actual earned royalties under Section 3.4 for each Quarter after the first Sale of a Licensed Product by Company or its Affiliates or Third Party sublicensees in the applicable Categories. The minimum royalties are divided into two Categories and outlined in the tables below and are tiered, cumulative and individually payable after first Sale of Licensed Product in each of the two respective Categories. For clarity, the highest minimum royalty owed by Company to mRNA RiboTherapeutics under this Agreement would be [***]. For additional clarification, Company is not obligated to pay minimum royalties to mRNA RiboTherapeutics on Category 1 Licensed Products until after the first Sale of a Licensed Product in Field of Use A by Company or its Affiliates or Third Party sublicensees, and Company is not obligated to pay minimum royalties to mRNA RiboTherapeutics on a Category 3 Licensed Product until after the first Sale of Licensed Product in Field of Use B by Company or its Affiliates or Third Party sublicensees in the Diagnostic and Prognostic Field of Use.

Category 1—Licensed Products in Field of Use A

QUARTER:	First Four Quarters	All Subsequent Quarters
MINIMUM:	[***]	[***]

Category 3—Licensed Products in Field of Use B

That Are Diagnostic or Prognostic Products

QUARTER:	First Four Quarters	All Subsequent Quarters
MINIMUM:	[***]	[***]

4	REPORTS AND PAYMENTS

4.1 Royalty Reports. Within [***] days after the end of each Quarter following the first Sale, Company will deliver to mRNA RiboTherapeutics a report, certified as accurate by the accounting services manager or chief financial officer of Company, detailing the calculation of all royalties, fees and other payments due to mRNA RiboTherapeutics for such Quarter. The report will include, at a minimum, the following information for the Quarter, each listed by product, by country: [***]

4.2 Payments. Company will pay all royalties, fees and other payments due to mRNA RiboTherapeutics under Sections 3.3, 3.4 and 3.6 within [***] days after the end of the Quarter in which the royalties, fees or other payments accrued. mRNA RiboTherapeutics agrees that it will pay to Penn all royalties, fees and other payments due to Penn according to and within the time periods required by the Penn License Agreement. For clarity, only one royalty will be due with respect to the Sale of the same unit of Licensed Product.

4.3 Records. Company will maintain, and will cause its Affiliates and Third Party sublicensees to maintain, complete and accurate books, records and related background information to verify Sales, Net Sales, and all of the royalties, fees, and other payments due or paid under this Agreement, as well as the various computations reported under Section 4.1. The records for each Quarter will be maintained for at least [***] years after submission of the applicable report required for Section 4.1.

4.4 Audit Rights. Upon reasonable prior written notice to Company, Company and its Affiliates and Third Party sublicensees will provide Penn and its accountants (or mRNA RiboTherapeutics and its accountants in the event that mRNA RiboTherapeutics is Penn’s designated auditor) with access to all of the books, records, key personnel and related background information required by Section 4.3 to conduct a review or audit of Sales, Net Sales, and all of the royalties, fees, and other payments payable under this Agreement. Access will be made available: (a) during normal business hours; (b) in a manner reasonably designed to facilitate such accountant’s review or audit without unreasonable disruption to Company’s business; and (c) no more than once each calendar year during the Term (as defined below) and for a period of [***] years thereafter. Company will promptly pay to mRNA RiboTherapeutics the amount of any underpayment determined by the review or audit, plus accrued interest. If the review or audit determines that Company has underpaid any payment by [***] or more, then Company will also promptly pay the costs and expenses of the auditing party’s accountants in connection with the review or audit.    In addition, once annual Sales of Licensed Products exceed [***], Company will conduct, at least once every [***] years at its own expense, an independent audit of Sales, Net Sales, and all of the royalties, fees, and other payments due or paid under this Agreement. Promptly after completion of the audit, Company will provide to mRNA RiboTherapeutics a copy of the report of the independent auditors along with any underpayments and interest thereon.

4.5 Currency. All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments will be made in United States dollars. If Company receives payment from a sublicensee in a currency other than United States dollars for which a royalty or fee is owed under this Agreement, then (a) the payment will be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of the Wall Street Journal as of the last business day of the Quarter in which the payment was received by Company, and (b) the conversion computation will be documented by Company in the applicable report delivered to mRNA RiboTherapeutics under Section 4.1.

4.6 Place of Payment. All payments by Company to “mRNA RiboTherapeutics, Inc.” and will be made to the following addresses:

[***]

(Payment should include the

necessary amount to cover

Sender’s bank wire fees)

4.7 Interest. All amounts that are not paid by Company when due will accrue interest from the date due until paid at a rate equal to [***] (or the maximum allowed by law, if less).

5	CONFIDENTIALITY AND USE OF NAMES

5.1 Confidentiality. Each Party agrees that it will not, under this Agreement, provide to the other Party or its affiliates any Confidential Information of such Party unless (i) such Party has first identified the general nature of such Confidential Information to such other Party in writing and such other Party has affirmatively agreed in writing to receive such Confidential Information, or (ii) such other Party has specifically requested such Confidential Information in writing. For clarity, any such consent or request issued by email or other written electronic means shall satisfy the foregoing “writing” requirements. Any Confidential Information disclosed by a Party to the other Party other than in accordance with this Section 5.1 will be deemed not to be Confidential Information of such Party. Notwithstanding the foregoing, mRNA RiboTherapeutics is obligated to accept and treat as confidential any Confidential Information disclosed by Company in the reports or notices required by Sections 2.1, 2.3, 3.3, 3.4.3(a), 4.1, 4.4, 4.5, 4.6 and 6.6, which information Company agrees mRNA RiboTherapeutics may disclose to Penn without the prior written consent of Company.

5.2 Confidential Information. Each Party (“Disclosing Party”) may disclose to the other Party (“Receiving Party”), and Receiving Party may acquire during the course and conduct of activities under the Agreement, certain proprietary or confidential information of Disclosing Party in connection with this Agreement. The term “Confidential Information” shall mean all ideas and information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred, disclosed or made available by Disclosing Party in accordance with Section 5.1.

5.3 Restrictions. During the Term and for [***] years thereafter, Receiving Party shall keep all Disclosing Party’s Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information. Receiving Party shall not use Disclosing Party’s Confidential Information except in connection with the performance of its obligations and exercise of its rights under this Agreement. Receiving Party has the right to disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent, to the extent and only to the extent reasonably necessary, to Receiving Party’s affiliates and their employees, subcontractors, consultants or agents who have a need to know such

Confidential Information in order to perform Receiving Party’s obligations or exercise Receiving Party’s rights under this Agreement, provided said affiliates and their employees, subcontractors, consultants or agents are required to comply with a written confidentiality agreement having restrictions on use and disclosure of Disclosing Party’s Confidential Information which are no less stringent than those in this Section 5.3. Receiving Party assumes responsibility for compliance with such restrictions by its affiliates and their employees, subcontractors, consultants or agents.

5.4 Exceptions. Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information shall not apply to the extent that Receiving Party can demonstrate, as evidenced by contemporaneous written records, that the Disclosing Party’s information: (i) was known to Receiving Party or any of its affiliates prior to the time of disclosure; (ii) is or becomes public knowledge through no fault or omission of Receiving Party or any of its affiliates; (iii) is obtained by Receiving Party or any of its affiliates from a Third Party under no obligation of confidentiality to Disclosing Party; (iv) has been independently developed by employees, subcontractors, consultants or agents of Receiving Party or any of its affiliates without the aid, application or use of Disclosing Party’s Confidential Information or (v) is not Confidential Information under Section 5.1.

5.5 Permitted Disclosures. Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

5.5.1 in order to comply with applicable law (including any securities law or regulation or the rules of a securities exchange) or with a legal or administrative proceeding;

5.5.2 in connection with prosecuting or defending litigation, regulatory approvals and other regulatory filings and communications, and filing, prosecuting and enforcing Patents in connection with Receiving Party’s rights and obligations pursuant to this Agreement; and

5.5.3 in connection with exercising its rights hereunder, to its affiliates; to potential and future collaborators and sublicensees; permitted acquirers or assignees; and investment bankers, investors and lenders, except that, mRNA RiboTherapeutics will obtain the prior written consent of Company before disclosing any information disclosed to mRNA RiboTherapeutics pursuant to Sections 2.1, 2.3, 3.3, 3.4.3(a), 4.1, 4.4, 4.6 and 6.6;

provided that (1) with respect to Sections 5.5.1 or 5.5.2, where reasonably possible, Receiving Party shall notify Disclosing Party of Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (2) with respect to Section 5.5.3, each of those named people and entities are required to comply with the restrictions on use and disclosure in Section 5.3 (other than investment bankers, investors and lenders, which must be bound prior to disclosure by commercially reasonable obligations of confidentiality).

5.6 Terms of this Agreement. The Parties agree that the terms of this Agreement shall be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 5.5. Each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the terms hereof without the prior written consent of the other Party not to be unreasonably withheld.

5.7 Relationship to the Confidentiality Agreement. This Agreement is in addition to a certain “Confidentiality Agreement” between the Parties dated December 7, 2015, as amended and extended on December 1, 2016, and (a) all “Confidential Information” as defined therein that was disclosed or received by the Parties prior to the Effective Date shall continue to be subject to the terms and conditions of the Confidentiality Agreement and (b) all Confidential Information disclosed or received by the Parties following the Effective Date shall be subject to the terms and conditions of this Agreement. For the avoidance of doubt, all other confidentiality agreements concluded between mRNA RiboTherapeutics and Company prior to the Effective Date of this Agreement shall be superseded by this Agreement.

5.8 Use of Penn’s, mRNA RiboTherapeutics’ or Company’s Name. Company and its Affiliates, Third Party sublicensees, employees, and agents are not granted any rights hereunder to use the name, logo, seal, trademark, or service mark (including any adaptation of them) of Penn or any Penn school, or their respective organizations, employees, students or representatives, without the prior written consent of Penn. Except to the extent permitted pursuant to this Article 5, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name or trademark of the other Party for any Purpose, except as may be required by applicable law or regulation.

6	TERM AND TERMINATION

6.1 Term. This Agreement will commence on the Effective Date and terminate upon the expiration or abandonment of the last patent to expire or become abandoned of the Patent Rights (the “Term”).

6.2 Early Termination by Company. Company may terminate this Agreement at any time effective upon completion of each of the following conditions: (a) providing at least [***] days prior written notice to mRNA RiboTherapeutics of such intention to terminate; (b) ceasing to make, have made, use, import, offer for sale and sell all Licensed Products; (c) providing documentation stating that all sublicenses granted by Company which are still in force at the date of termination can be assigned to mRNA RiboTherapeutics and working with mRNA RiboTherapeutics to assign or terminate such sublicenses based on the specific circumstances related thereto; and (d) paying all amounts owed to mRNA RiboTherapeutics under this Agreement through the effective date of termination. For clarity, Company may individually terminate either the Sublicense to Exhibit A-1 Patent Rights or the Sublicense to Exhibit A-2 Patent Rights provided that each of the conditions stipulated in Section 6.2 is met with respect to the Patent Rights terminated from the Sublicense. [***]

6.3 Early Termination by mRNA RiboTherapeutics. mRNA RiboTherapeutics may, to the extent permissible by law, terminate this Agreement if: (a) Company is more than [***] late in paying to mRNA RiboTherapeutics any amounts owed under this Agreement and does not pay mRNA RiboTherapeutics in full, including accrued interest, within [***] days after receiving written notice of the breach from mRNA RiboTherapeutics (a “Payment Default”); or (b) other than a Payment Default, Company materially breaches this Agreement and Company does not cure the breach [***] days after receiving written notice of the breach from mRNA RiboTherapeutics; or (c) Company causes or experiences a Trigger Event, or an Affiliate or Third Party sublicensee of Company commences or causes a Patent Challenge (as defined Section in 6.4 below) and Company does not terminate the sublicense or cause the Patent Challenge to be terminated prior to or promptly upon learning of said Patent Challenge. It is understood that, with respect to both of (a) and (b), Company is also responsible for its Affiliates and Third Parties sublicensees.

6.4 Trigger Event. The term “Trigger Event” means any of the following: (a) Company (i) becomes insolvent, bankrupt or generally fails to pay its debts as such debts become due, (ii) is adjudicated insolvent or bankrupt, (iii) admits in writing its inability to pay its debts, (iv) suffers the appointment of a custodian, receiver or trustee for its assets and, if appointed without its consent, not discharged [***], (v) makes an assignment of its assets for the benefit of creditors, or (vi) suffers proceedings being instituted against it under any law related to bankruptcy, insolvency, dissolution, liquidation or the reorganization, readjustment or release of multiple debtors and, if contested by it, not dismissed or stayed within [***]; (b) the institution or commencement by Company of any proceeding under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or release of multiple debtors; (c) the entering of any order for relief relating to any of the proceedings described in Section 6.4(a) or (b) above; (d) the calling by Company of a meeting of multiple creditors with a view to arranging a composition of adjustment of its debts; (e) the act or failure to act by Company that results in its consent to, approval of, or acquiescence in any of the proceedings described in Section 6.4(a)—(d) above; or (f) the commencement by Company or an Affiliate or Third Party sublicensee of Company of any action against Penn to declare or render invalid or unenforceable the Patent Rights or any claim thereof, including but not limited to an action for declaratory judgment (a “Patent Challenge”).

6.5 Effect of Termination.

6.5.1 Effect of Termination Except under Section 6.2 Upon the termination of this Agreement prior to expiration of the Term for any reason except pursuant to Section 6.2: (a) the Sublicense to the Patent Rights will terminate; (b) Company and all its Affiliates will cease all making, having made, using, importing, offering for sale and selling of all Licensed Products with respect to Patent Rights under the Sublicense, except to the extent permitted by Section 6.5.1(f) and Section 6.6; (c) Company will pay to mRNA RiboTherapeutics all amounts, including accrued interest, owed to mRNA RiboTherapeutics under this Agreement through the date of termination, including royalties on Licensed Products invoiced or shipped through the date of termination and any sell off period permitted by Section 6.6, whether or not payment is received prior to termination or expiration of the sell off period permitted by Section 6.6; (d) Company will, at mRNA RiboTherapeutics’ request, return to mRNA RiboTherapeutics all Confidential Information of mRNA RiboTherapeutics (if any) related to exploitation of Patent Rights and provide to mRNA RiboTherapeutics one summary of all work related thereto for Licensed Products generated by Company during the Term in order to facilitate the further development of the technology licensed under this Agreement; (e) in the case of termination under Section 6.3, all duties of mRNA RiboTherapeutics and all rights (but not duties) of Company under this Agreement immediately terminate without further action required by either mRNA RiboTherapeutics or Company; and (f) all outstanding Third Party sublicenses, to the extent each is not in default, will be assigned by Company to mRNA RiboTherapeutics, such assignment, will be accepted by mRNA RiboTherapeutics and each Third Party sublicense agreement will remain in full force and effect with mRNA RiboTherapeutics as the sublicensor instead of Company, but the duties and obligations of mRNA RiboTherapeutics under the assigned sublicense agreements will not be greater than the duties of mRNA RiboTherapeutics under this Agreement and the rights of mRNA RiboTherapeutics under the assigned sublicenses will not be less than those of mRNA RiboTherapeutics under this Agreement, including all financial consideration and other rights of mRNA RiboTherapeutics and mRNA RiboTherapeutics may, at its sole discretion, amend such assigned agreements to contain terms and conditions found in this Agreement. [***]

6.5.2 Effect of Termination under Section 6.2. Upon the termination of this Agreement under Section 6.2: (a) the Sublicense to Company and all further sublicenses to Affiliates and Third Parties terminate (except to the extent that said Third Party sublicenses become direct sublicenses of mRNA RiboTherapeutics pursuant to Section 6.5.2(e)); (b) Company, its Affiliates and Third Party sublicensees will cease all making, having made, using, importing, offering for sale and selling all Licensed Products under the Sublicense, except to the extent permitted pursuant to Section 6.5.2(e) and Section 6.6; (c) Company will pay to mRNA RiboTherapeutics all amounts, including accrued interest, owed to mRNA RiboTherapeutics under this Agreement through the date of termination, including royalties on Licensed Products invoiced or shipped through the date of termination and any sell off period permitted by Section 6.6, whether or not payment is received prior to termination or expiration of the sell off period permitted by Section 6.6, and (d) Company will, at mRNA RiboTherapeutics’ request, return to mRNA RiboTherapeutics all confidential information of mRNA RiboTherapeutics; and (e) all outstanding sublicenses of Company to Third Parties and all outstanding sublicenses of Company’s Affiliates to Third Parties, to the extent each is not in default, will be assigned by Company or its Affiliates to mRNA RiboTherapeutics (and Company will contractually obligate its Affiliates to make or cause such assignments), and each such assigned sublicense agreement will remain in full force and effect (including for Exhibit A-1 Patent Rights and Exhibit A-2 Patent Rights) with mRNA RiboTherapeutics as the sublicensor instead of Company, but the duties and obligations of mRNA RiboTherapeutics under the assigned sublicense agreements will not be greater than the duties and obligations of Company under this Agreement, and the rights of mRNA RiboTherapeutics under the assigned sublicense agreements will not be less than the rights of Company under this Agreement, including all financial consideration and other rights of Company. mRNA RiboTherapeutics may, at its sole discretion, amend such assigned sublicense agreements to contain financial or other terms and conditions found in this Agreement (excluding payment obligations which have already been satisfied by Company).

6.6 Inventory & Sell Off. Subject to the remainder of this Section 6.6, upon the termination of this Agreement for any reason, Company will: (1) cause physical inventories to be taken immediately of (a) all completed Licensed Products on hand under the control of Company and its Affiliates and Third Party sublicensees and (b) such Licensed Products as are in the process of manufacture and any component parts on the date of termination of this Agreement; (2) deliver promptly to mRNA RiboTherapeutics a copy of said written inventory, certified by an officer of Company; (3) promptly remove, efface or destroy or require or cause to be removed, effaced or destroyed all references to Penn and mRNA RiboTherapeutics from any advertising, labels, web sites or other materials used in the promotion of the business of Company or its Affiliates or Third Party sublicensees; and (4) not represent in any manner that it has rights in or to the Patent Rights or the Licensed Products under this Sublicense and cause its Affiliates and Third Party sublicensees not to represent that they have any rights in or to the Patent Rights or the Licensed Products. Subject to this Section 6.6, Company and its Affiliates and Third Party sublicensees may sell off its inventory of Licensed Products existing on the date of termination for a period of [***] months and pay mRNA RiboTherapeutics royalties on Sales of such inventory within [***] days following the expiration of such [***] month period. Notwithstanding the foregoing: (i) Company’s obligations under this Section 6.6 will not apply to the Sublicense or to Company’s sublicense agreements if the Sublicense is assigned to Penn pursuant to Section 6.5.1; and (ii) the obligations of each of Company’s sublicensees pursuant to this Section 6.6 will not apply to Company’s or its Affiliates’ or Third Party sublicensees’ sublicense agreements that are assigned to mRNA RiboTherapeutics pursuant to Sections 6.5.1(f) or 6.5.2(e).

6.7 Survival. Company’s obligation to pay all amounts, including accrued interest, owed to mRNA RiboTherapeutics under this Agreement will survive the termination of this Agreement for any reason. Articles 5, 6, 11, 12 and 13 and Sections 4.1 (until all Licensed Products which have been manufactured during the Term have been Sold), 4.2, 4.3 (for the time period set forth therein for all Sales of Licensed Products which have been manufactured during the Term), 4.4 (for the time period set forth therein), 9.1.3 (for all amounts paid by Company to

mRNA RiboTherapeutics that are payable to Penn following termination), and 4.5-4.7, 9.1.7 and 9.2.3 will survive the termination of this Agreement in accordance with their respective terms. The Parties acknowledge and agree that the Sublicense is, for the purposes of section 365(n) of the U.S. Bankruptcy Code, a license to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties intend that all payments under Article 3 of this Agreement constitute “royalties” within the meaning of section 365(n) of the U.S. Bankruptcy Code.

7	PATENT PROSECUTION AND MAINTENANCE

7.1 Patent Control. Penn and mRNA RiboTherapeutics control the preparation, prosecution and maintenance of the Patent Rights and the selection of patent counsel, subject to the remainder of this Section 7.1. For purposes of this Article 7, the word “maintenance” includes any interference negotiations, claims, or proceedings, in any forum, brought by Penn, mRNA RiboTherapeutics, a Third Party, or the United States Patent and Trademark Office or any foreign equivalent pertaining to Patent Rights, and any requests by Penn or mRNA RiboTherapeutics that the United States Patent and Trademark Office or any foreign equivalent re-examine or reissue any patent in the Patent Rights. [***]

8	INFRINGEMENT

8.1 Control. As between Company and mRNA RiboTherapeutics, mRNA RiboTherapeutics shall have the exclusive right to initiate litigation with respect to infringement of the Patent Rights, [***] Subject to the terms of [***], mRNA RiboTherapeutics will provide Company and its counsel with reasonable opportunities to consult with mRNA RiboTherapeutics regarding the enforcement of Patent Rights. Subject to the foregoing, mRNA RiboTherapeutics will: (a) notify Company in writing prior to undertaking an enforcement action or initiating litigation with respect to infringement of any such Patent Rights; (b) provide Company with copies of drafts of substantive communications (including legal briefs or filings) intended to be made by mRNA RiboTherapeutics or its representatives reasonably in advance to permit Company to review and comment on such drafts and incorporate reasonable comments by Company thereon, (c) provide Company with copies of substantive communications made by the relevant infringer in connection with the infringement issue; and (d) take requests and comments made by Company in relation to the infringement issue into account and not unreasonably reject such requests or comments.

8.2 Cooperation. Subject to mRNA RiboTherapeutics’ obligations pursuant to the terms and conditions of the Penn License Agreement, mRNA RiboTherapeutics will cooperate with Company on matters related to infringement in a reasonable and prudent manner, preferably without litigation. In any litigation under this Article 8, each Party, at the reasonable request and sole expense of the other Party, will provide reasonable cooperation to such other Party. This Article 8 will not be construed to require either Party to undertake any activities, including legal discovery, at the request of any Third Party, except as may be required by lawful process of a court of competent jurisdiction.

9	REPRESENTATIONS, WARRANTIES, COVENANTS AND DISCLAIMER OF WARRANTIES

9.1 Covenants of mRNA RiboTherapeutics. mRNA RiboTherapeutics covenants to Company that, during the Term:

9.1.1 mRNA RiboTherapeutics will not breach, and to the extent within its power, will ensure that its sublicensed affiliates do not cause a breach of, the Penn License Agreement in any manner that would result in Penn having the right to terminate the Penn License Agreement, and mRNA RiboTherapeutics will use diligent efforts to cure (or cause to be cured) any such breach of the Penn License Agreement by mRNA RiboTherapeutics or its affiliates or Third Party sublicensees.

9.1.2 Upon mRNA RiboTherapeutics learning of any breach of a sublicense agreement by any of its affiliate or Third Party sublicensees in any manner that would result in Penn having the right to terminate the Penn License Agreement, mRNA RiboTherapeutics will expeditiously take appropriate actions to stop such act or omission, up to and including termination of the applicable sublicense pursuant to the terms of the Penn License Agreement.

9.1.3 mRNA RiboTherapeutics will make all payments due under the Penn License Agreement, and make all required disclosures to Penn in connection therewith, in each case in a timely manner in accordance with the terms thereof.

9.1.4 Promptly following mRNA RiboTherapeutics’ or any of its affiliates’ receipt of any material written notice or correspondence about an issue pertaining to the Sublicense or to any matter that would reasonably be expected to adversely affect in any respect Company’s rights under this Agreement, mRNA RiboTherapeutics will, to the extent permissible, furnish a copy of such notice or correspondence to Company, provided that mRNA RiboTherapeutics may redact portions of any such notice or correspondence that do not relate to or impact Company’s rights hereunder.

9.1.5 mRNA RiboTherapeutics will promptly notify Company if mRNA RiboTherapeutics receives a notice from Penn of an intent to terminate the Penn License Agreement.

9.1.6 mRNA will not amend the Penn License Agreement in any way that would negatively affect the rights or obligations of Company under this Agreement.

9.1.7 mRNA RiboTherapeutics agrees that mRNA RiboTherapeutics and its affiliates will not sue, bring an action against, or otherwise assert any claim against Company or its Affiliates or Third Party sublicensees or their successors in ownership (to which this Agreement or a sublicense under this Agreement is assigned according to terms and conditions for assignment pursuant to Section 15.5 or Section 1.5.5 herein) for infringement of or misappropriation of any Patent Rights (as defined in Section 1.2) that are used by Company or its Affiliates or Third Party sublicensees or their successors in ownership in the Sublicensed Fields of Use, as Fields of Use in the Sublicensed Fields of Use are defined in Section 1.2. [***] This covenant shall terminate with the termination of this Agreement unless the termination is: (a) made under Section 6.3, and (b) within [***] days following Company’s receipt of notice of termination under Section 6.3, is either: (i) resolved by Company and mRNA RiboTherapeutics in writing, or (ii) Company initiates a state or federal lawsuit contesting said termination (“Contested Termination”). In the event of a Contested Termination, this covenant shall continue to run during the [***] days, and if a lawsuit is initiated, until said state or federal court enters a final decision from which no appeal has been or can be taken.

9.2 Covenants of Company. Company covenants to mRNA RiboTherapeutics that, during the Term:

9.2.1 Upon Company learning of any breach of a sublicense agreement by any of its Affiliates or Third Party sublicensees in any manner that would result in Penn having the right to terminate the Penn License Agreement, Company will use diligent efforts to cure (or cause to be cured) any such breach, up to and including termination of the applicable sublicense, as stated in Section 1.5.4 of this Agreement.

9.2.2 Company will not breach this Agreement, and to the extent within its legal power, will ensure that its Affiliates do not breach or cause breach of any sublicense under this Agreement in any manner that would result in Penn having the right to terminate the Penn License Agreement, and Company will use diligent efforts to cure (or cause to be cured) any such breach of this Agreement by Company or any breach of any sublicense under this Agreement by its Affiliates or Third Party sublicensees.

9.2.3 Company will pay to mRNA RiboTherapeutics all payments due under this Agreement pursuant to Article 3 and in accordance with the terms in Articles 3 and Section 4.2 and will provide to mRNA RiboTherapeutics all information, reports and notices required in accordance with Sections 2.1, 2.3, 3.3, 3.4.3(a), 4.1, 4.4 and 6.6 and in the form of the sample report attached as Exhibit C, in each case in accordance with the time periods set forth therein.

9.2.4 Promptly following Company’s or any of its Affiliates’ receipt of any material written notice or correspondence pertaining to the Sublicense or to any matter that could reasonably be expected to adversely affect in any respect mRNA RiboTherapeutics’ rights or obligations under this Agreement, Company will, to the extent permissible, furnish a copy of such notice or correspondence to mRNA RiboTherapeutics, provided that Company may redact portions of any such letter that do not relate to or impact mRNA RiboTherapeutics’ rights hereunder.

9.3 Representations and Warranties of mRNA RiboTherapeutics. As of the Effective Date, mRNA RiboTherapeutics, on behalf of itself and its affiliates, hereby represents and warrants to Company that:

9.3.1 mRNA RiboTherapeutics has provided Company a true and correct redacted copy of the Penn License Agreement (including all exhibits and amendments thereto), and there are no other agreements, written or verbal, between Penn and mRNA RiboTherapeutics.

9.3.2 mRNA RiboTherapeutics has provided Company a true, correct redacted copy of the Cellscript Sublicense Agreement, and: (a) there are no other agreements between mRNA RiboTherapeutics and Cellscript relating to the Penn License Agreement or the Patent Rights; (b) neither mRNA RiboTherapeutics nor Cellscript has granted any other sublicenses under the Patent Rights with respect to Field of Use B; and (c) neither mRNA RiboTherapeutics nor Cellscript has made any agreements with any Third Party not to sue, or granted any liens or other rights or encumbrances in or to its rights in Patent Rights or the Penn License Agreement.

9.3.3 Since the date of the Penn License Agreement, neither mRNA RiboTherapeutics nor any of its affiliates has proposed to Penn, or received from Penn, any correspondence challenging the validity or enforceability of the Penn License Agreement or proposing to amend any provision of the Penn License Agreement.

9.3.4 mRNA RiboTherapeutics has not (a) breached or defaulted under any provision of the Penn License Agreement in any material respect or (b) received any written notice from Penn of any claims for indemnification pursuant to the Penn License Agreement.

9.3.5 To the knowledge of mRNA RiboTherapeutics, (a) there are no facts that would preclude Penn from having clear title to the Patent Rights, (b) there are no pending or threatened litigations, interferences, reexaminations, oppositions or like procedures involving any such Patent Rights and (c) all of the issued patents within the Patent Rights are valid and enforceable, are in full force and effect and have not lapsed, expired or otherwise terminated.

9.3.6 mRNA RiboTherapeutics believes the terms and conditions of this Agreement are fully consistent with the terms and conditions of the Penn License Agreement.

9.3.7 mRNA RiboTherapeutics has not received, and to mRNA RiboTherapeutics’ knowledge, Penn has not received, any written notice of any claim by any person or entity challenging the license rights of mRNA RiboTherapeutics, or the ownership of or rights of Penn in and to the Patent Rights, or the validity or enforceability of the Patent Rights.

9.3.8 mRNA RiboTherapeutics does not own or have any licenses for any other patent rights other than Patent Rights.

9.3.9 The Fields of Use sublicensed to Company in this Agreement are distinct from and do not overlap with the fields of use granted to Company in the Sublicense Agreement from Cellscript, and any products researched, developed, manufactured and commercialized in fields of use granted under the Sublicense Agreement from Cellscript are subject only to the payment and other obligations of the Sublicense Agreement from Cellscript, and not under this Agreement.

9.3.10 mRNA RiboTherapeutics believes that the representations and warranties of mRNA RiboTherapeutics in this Agreement, do not, taken as a whole, (i) contain any untrue statement of a material fact; or (ii) omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading. mRNA RiboTherapeutics has not knowingly withheld any information with respect to the Penn License Agreement or the Patent Rights that would reasonably be expected to be material to Company’s decision to enter into this Agreement.

9.4 Representations and Warranties of Company. Company, on behalf of itself and its affiliates, hereby represents and warrants to mRNA RiboTherapeutics that, as of the Effective Date:

9.4.1 Company is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement.

9.4.2 Company is in good standing with all relevant governmental authorities.

9.4.3 Company has taken all corporate actions necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

9.4.4 The performance of the obligations of Company under this Agreement do not conflict with or constitute a default under its charter documents, any contractual obligation of Company or any court order.

9.4.5 Company and its attorneys and technical experts have reviewed the patents and patent applications comprising Patent Rights including both Exhibit A-1 Patent Rights and Exhibit A-2 Patent Rights that are listed in Exhibit A attached hereto.

9.4.6 Company has experience with and is familiar with the inventions covered by Patent Rights and understands the use, purpose and benefits thereof.

9.4.7 Company believes that the representations and warranties of Company in this Agreement, do not, taken as a whole, (i) contain any untrue statement of a material fact; or (ii) omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading. Company has not knowingly withheld any information with respect to the any of Company’s above statements that would reasonably be expected to be material to mRNA RiboTherapeutics’ decision to enter into this Agreement.

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9.5 Disclaimer of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE 9, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS OR SUFFICIENCY OF PATENT RIGHTS FOR A PARTICULAR PURPOSE, APPLICATION OR USE, NON-INFRINGEMENT, OR ANY OTHER STATUTORY WARRANTY.

10	ADDITIONAL TERMS REGARDING SUBLICENSING

10.1 Purpose of this Article. This Article 10 sets forth terms and conditions for further sublicensing by Primary Sublicensors in the Human In Vivo Therapeutics Field, wherein, for the purposes of this Article 10:

(a)

“sublicensing” herein means any grant of a sublicense, covenant not to sue, or option for current or future rights under Patent Rights, and the noun “sublicense” herein means a document that grants such sublicense, covenant not to sue, or option for current or future rights under Patent Rights;

(b)	“Primary Sublicensors” herein means (i) mRNA RiboTherapeutics, (ii) Cellscript, and (iii) any affiliate of (i) or (ii) that is granted a sublicense in the Human In Vivo Therapeutics Field; and

(c)	“Human In Vivo Therapeutics Field” herein means any or all therapeutic and prophylactic use(s) in humans in the In Vivo Field of Use in Field of Use B.

For clarity and the absence of doubt, Article 10 shall not be interpreted in any way so as to limit, restrict or impose any terms or conditions on Primary Sublicensors’ rights to grant sublicenses under Patent Rights to any party at any time for any Field of Use other than the Human In Vivo Therapeutics Field.

10.2 Human In Vivo Therapeutics Field Sublicenses. Subject to the rights of the Primary Sublicensors and their respective owners under Section 10.4, mRNA RiboTherapeutics and Company agree that, from the Effective Date [***], mRNA RiboTherapeutics will not grant and will ensure that other Primary Sublicensors will not grant Human In Vivo Therapeutics Field Sublicenses, including this Sublicense, to [***]

“Human In Vivo Therapeutics Field Sublicense” means a sublicense to make, have made, use, import, offer for sale, sell and/or have sold any number of products covered by Patent Rights comprising or incorporating modified RNA for the Human In Vivo Therapeutics Field, but excluding Product Sublicenses.

10.3 Product Sublicenses. Subject to the rights of the Primary Sublicensors and their respective owners under Section 10.4, mRNA RiboTherapeutics and Company agree that, from the Effective Date until [***], mRNA RiboTherapeutics will (and will ensure that the other Primary Sublicensors will):

(a) grant Product Sublicenses only to [***]

wherein “Product Sublicenses” herein mean sublicenses under Patent Rights to research, develop, manufacture and/or commercialize specific products [***], for a therapeutic or prophylactic use in humans in the In Vivo Field of Use, and wherein [***]

(b) only grant Product Sublicenses for a total of [***] in the aggregate by all of the Primary Sublicensors across all such Product Sublicenses, [***]

(c) except as set forth in Sections 10.2 and 10.3, not otherwise grant sublicenses under the Patent Rights to research, develop, manufacture and/or commercialize products comprising or incorporating [***].

10.4 Sale of a Primary Sublicensor. Company understands and agrees that the owners of each of mRNA RiboTherapeutics and Cellscript shall have the right to sell all or any part of the outstanding stock or ownership interest or the business or the assets thereof, as applicable, of mRNA RiboTherapeutics and/or Cellscript and/or any of their respective affiliates [***] at any time and without any conditions pursuant to this Agreement other than the requirements under Section 15.5, except that, as a condition to any such sale occurring prior to April 1, 2020:

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(a) the owners of each of mRNA RiboTherapeutics and Cellscript will sell mRNA RiboTherapeutics or Cellscript to only one (1) Third Party purchaser, [***]; and

(b) without in any way negating or ceding or giving up any of their current rights to sell all or any part of the stock, ownership interest, business or assets of mRNA RiboTherapeutics and/or Cellscript or to discuss any such sale with any potential purchaser at any time, including from the Effective Date of this Agreement [***], the owners of mRNA RiboTherapeutics and Cellscript agree not to conduct Active Marketing of such sale of a Primary Sublicensor prior to [***], wherein “[***]” herein means [***]; and

for the avoidance of doubt, Company agrees that this Section 10.4(a) shall not be interpreted so as to prohibit the owners of mRNA RiboTherapeutics and/or Cellscript from proposing or discussing [***];

(c)	the purchaser of mRNA RiboTherapeutics or Cellscript, respectively, will pay [***];

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(d)	on the effective date of any such sale of [***] and the purchaser and their assignees and successors in ownership thereof shall have all the same rights as are held by Company under this Agreement to:

(i)

grant Human In Vivo Therapeutics Field Sublicenses to affiliates and Third Parties without being subject to any restrictions, limitations, or terms and conditions that apply to the Primary Sublicensors under Sections 10.2, and

(ii)

grant Product Sublicenses to affiliates and any Third Parties to research, develop, manufacture and/or commercialize any number of products comprising modified RNA covered by Patent Rights for any therapeutic or prophylactic use in humans in the In Vivo Field of Use without being subject to any of the restrictions, limitations or requirements that the sublicensee is a Small Biotech Company as is required of the Primary Sublicensors in Section 10.3; and

(e) on the effective date of any such sale of more than fifty percent (50%) of the outstanding stock or ownership interest or all of the business or assets of mRNA RiboTherapeutics or Cellscript, all of the rights of the Primary Sublicensors to grant Product Sublicenses pursuant to Section 10.3 shall remain only with the Primary Sublicensors for which their stock, ownership interest, business and assets were not sold.

[***].

10.5 From [***], Primary Sublicensors and any owners, assignees or successors in ownership thereof shall have the right to grant any number of Human In Vivo Therapeutics Field Sublicense(s) to any parties without any conditions (other than those imposed by the Penn License Agreement or the Cellscript Sublicense Agreement) and to grant any number of Product Sublicenses or any other sublicenses of any kind under Patent Rights to any parties without any limitations or restrictions or requirements whatsoever under this Article 10.

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11	LIMITATION OF LIABILITY; DISCLAIMER.

11.1 Limitation of Liability. PENN AND mRNA RIBOTHERAPEUTICS WILL NOT BE LIABLE TO COMPANY, ITS AFFILIATES, SUBLICENSEES, SUCCESSORS OR ASSIGNS, OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM: ARISING FROM COMPANY’S USE OF THE PATENT RIGHTS, LICENSED PRODUCTS OR ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT; OR ARISING FROM THE COMPANY’S, COMPANY’S AFFILIATES’ OR COMPANY’S SUBLICENSEES’ DEVELOPMENT, TESTING, MANUFACTURE, USE OR SALE OF LICENSED PRODUCTS. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NONE OF PENN, mRNA RIBOTHERAPEUTICS OR COMPANY WILL BE LIABLE TO THE OTHER OR ANY THIRD PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT FOR ANY INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN INFORMED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT THIS SECTION 11.1 WILL NOT APPLY: (a) TO A PARTY’S INDEMNIFICATION RIGHTS AND OBLIGATIONS UNDER ARTICLE 12 OR ARTICLE 13; (b) IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES; OR (c) WITH RESPECT TO A PARTY’S LIABILITY FOR BREACH OF ARTICLE 5 or 10.

11.2 Disclaimer. THE PATENT RIGHTS, LICENSED PRODUCTS AND ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NONE OF PENN, mRNA RIBOTHERAPEUTICS OR COMPANY MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF ACCURACY, COMPLETENESS, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, NON-INFRINGEMENT, VALIDITY OR TITLE.

12	PENN INDEMNIFICATION

12.1 Indemnification. Company will defend, indemnify, and hold harmless each Penn Indemnified Party from and against any and all Penn Liabilities with respect to an Indemnification Event. The term “Penn Indemnified Party” means each of Penn and its trustees, officers, faculty, students, employees, contractors, and agents. For clarity, mRNA RiboTherapeutics is not a Penn Indemnified Party. The term “Penn Liabilities” means all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including, but not limited to, court costs, interest and reasonable fees of attorneys, accountants and other experts) that are incurred by a Penn Indemnified Party or awarded or otherwise required to be paid to Third Parties by a Penn Indemnified Party. The term “Indemnification Event” means any Claim against one or more Penn Indemnified Parties arising out of or resulting from: [***] The term “Claim” in this Article 12 means any charges, complaints, actions, suits, proceedings, hearings, investigations, claims or demands.

12.2 Reimbursement of Costs. Company will pay directly all Penn Liabilities incurred for defense or negotiation of any Claim or will reimburse Penn for all documented Penn Liabilities incident to the defense or negotiation of any Claim within [***] days after Company’s receipt of invoices for such fees, expenses and charges.

12.3 Control of Litigation. Company controls any litigation or potential litigation involving the defense of any Claim, including the selection of counsel, with input from Penn. Penn reserves the right to protect its interest in defending against any Claim by selecting its own counsel, with any attorneys’ fees and litigation expenses paid for by Company, pursuant to Sections 12.1 and 12.2.

12.4 Other Provisions. Company will not settle or compromise any Claim giving rise to Penn Liabilities in any manner that imposes any restrictions or obligations on Penn or grants any rights to the Patent Rights or the Licensed Products without Penn’s prior written consent. If Company fails or declines to assume the defense of any Claim within [***] days after notice of the Claim, or fails to reimburse a Penn Indemnified Party for any Penn Liabilities pursuant to Sections 12.1 and 12.2 within the [***] day time period set forth in Section 12.2, then Penn may assume the defense of such Claim for the account and at the risk of Company, and any Penn Liabilities related to such Claim will be conclusively deemed a liability of Company. The indemnification rights of the Penn Indemnified Parties under this Article 12 are in addition to all other rights that a Penn Indemnified Party may have at law, in equity or otherwise.

13	OTHER INDEMNIFICATION

13.1 Indemnification by Company. Company will indemnify, defend and hold harmless mRNA RiboTherapeutics and its affiliates, and its or their respective directors, officers, employees and agents (“mRNA RiboTherapeutics Indemnified Parties”), from and against any and all liabilities, damages, losses, costs and expenses including the reasonable fees of attorneys (collectively “Losses”) arising out of or resulting from any and all Third Party suits, claims, actions, proceedings, payment obligations or demands (“Claims” in this Article 13) to the extent based upon:

13.1.1 the gross negligence or willful misconduct of Company, its Affiliates or Third Party sublicensees and its or their respective directors, officers, employees and agents, in connection with Company’s performance of its obligations or exercise of its rights under this Agreement;

13.1.2 any breach of any representation or warranty or express covenant made by Company under this Agreement; or

13.1.3 the development, testing, use, manufacture, commercialization, sale or other disposition of Licensed Products by or on behalf of Company or its Affiliates or Third Party sublicensees, assignees or vendors or Third Parties, including, but not limited to, for (x) any product liability or other Claim of any kind related to use by a Third Party of a Licensed Product, (y) any Claim by a Third Party that Company’s practice of any of the Patent Rights or the design, composition, manufacture, use, sale or other disposition of any Licensed Product infringes or violates any patent, copyright, trade secret, trademark or other intellectual property right of such Third Party, and (z) any Claim by a Third Party relating to clinical trials or studies for Licensed Products;

except, in each case above, to the extent such Claim arose out of or resulted from or is attributable to any acts or omissions of mRNA RiboTherapeutics or its directors, officers, employees and agents, or other circumstances for which mRNA RiboTherapeutics has an indemnity obligation pursuant to Section 13.2 below.

13.2 Indemnification by mRNA RiboTherapeutics. mRNA RiboTherapeutics will indemnify, defend and hold harmless Company and its Affiliates, and its or their respective directors, officers, employees and agents (“Company Indemnified Parties”), from and against any and all Losses arising out of or resulting from any and all Claims to the extent based upon:

13.2.1 the gross negligence or willful misconduct of mRNA RiboTherapeutics or its directors, officers, employees and agents, in connection with mRNA RiboTherapeutics’ performance of its obligations or exercise of its rights under this Agreement; or

13.2.2 any breach of any representation or warranty or express covenant made by mRNA RiboTherapeutics under this Agreement;

except, in each case above, to the extent such Claim arose out of or resulted from or is attributable to any acts or omissions of Company or its Affiliates or Third Party sublicensees and its or their respective directors, officers, employees and agents or other circumstances for which Company has an indemnity obligation pursuant to Section 13.1 above.

13.3 Procedure. If an Indemnified Party entitled to indemnification under Sections 13.1 or 13.2 seeks such indemnification (wherein “Indemnified Party” in this Article 13 means a “Company Indemnified Party” and/or an “mRNA RiboTherapeutics Indemnified Party”), such Indemnified Party will:

(i) inform the indemnifying Party in writing of a Claim as soon as reasonably practicable after such Indemnified Party receives notice of such Claim;

(ii) permit the indemnifying Party to assume direction and control of the defense of the Claim (including the sole right to settle such Claim at the sole discretion of the indemnifying Party, provided that (a) such settlement or compromise does not admit any fault or negligence on the part of the Indemnified Party, or impose any obligation on, or otherwise materially adversely affect, the Indemnified Party or other Party and (b) the indemnifying Party first obtains the written consent of the Indemnified Party with respect to such settlement, which consent will not be unreasonably withheld);

(iii) cooperate as reasonably requested (at the expense of the indemnifying Party) in the defense of the Claim; and

(iv) undertake reasonable steps to mitigate any Losses with respect to the Claim.

Notwithstanding anything in this Agreement to the contrary, the indemnifying Party will have no liability under Sections 13.1 or 13.2, as the case may be, for Claims settled or compromised by the Indemnified Party without the indemnifying Party’s prior written consent.

14	INSURANCE

14.1 Coverages. Company will procure and maintain insurance or self-insurance that covers the following minimum liability amounts with respect to personal injury, bodily injury and property damage arising out of Company’s performance under this Agreement: (a) during the Term, comprehensive general liability, including broad form and contractual liability, in a minimum amount of [***] combined single limit per occurrence and in the aggregate; (b) prior to the commencement of clinical trials involving Licensed Products, clinical trials a minimum amount of [***] combined single limit per occurrence and in the aggregate; and (c) prior to the Sale of the first Licensed Product, product liability a minimum amount of [***] combined single limit per occurrence and in the aggregate. Penn and mRNA RiboTherapeutics may review periodically the adequacy of the minimum amounts of insurance or self-insurance for each liability coverage area required by this Section 14.1, and Penn and mRNA RiboTherapeutics reserve the right to request Company to adjust the limits accordingly to the extent existing limits are not commercially reasonable. The required minimum amounts of insurance or self-insurance do not constitute a limitation on Company’s liability or indemnification obligations to Penn or mRNA RiboTherapeutics under this Agreement.

15	ADDITIONAL PROVISIONS

15.1 Independent Contractors. The Parties are independent contractors. Nothing contained in this Agreement is intended to create an agency, partnership or joint venture between the Parties. At no time will either Party make commitments or incur any charges or expenses for or on behalf of the other Party.

15.2 No Discrimination. Company will not discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or veteran status.

15.3 Compliance with Laws. Company must comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this Agreement. For example, Company will comply with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the applicable agency of the United States government and/or written assurances by Company that Company will not export data or commodities to certain foreign countries without prior approval of the agency. Penn and mRNA RiboTherapeutics do not represent that no license is required, or that, if required, the license will issue.

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15.4 Modification, Waiver & Remedies. This Agreement may only be modified by a written amendment that is executed by an authorized representative of each Party. Any waiver must be express and in writing. No waiver by either Party of a breach by the other Party will constitute a waiver of any different or succeeding breach. Unless otherwise specified, all remedies are cumulative.

15.5 Assignment. This Agreement may not be assigned (by operation of law or otherwise) by either Party without the prior written consent of the other Party (which consent will not be unreasonably withheld); except that, that either Party may assign this Agreement without such consent to an affiliate or to a successor that purchases greater than fifty percent (>50%) of the outstanding stock or ownership interest or all or substantially all of such Party’s business or assets to which this Agreement relates, whether by sale of shares or ownership interest, merger, consolidation, sale of assets or otherwise, provided that the assignee agrees in writing to be legally bound by this Agreement in the place and stead of the assignor and provides the non-assigning Party with a copy of said assignee’s written undertaking. Neither Party will grant a security interest in the Sublicense or this Agreement during the Term. Any prohibited assignment or security interest in contravention of the foregoing will be null and void. The rights and obligations of the Parties under this Agreement will be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 15.5.

15.6 Notices. Any notice or other required communication (each, a “Notice”) must be in writing, addressed to the Party’s respective Notice Address listed on the signature page, and delivered: (a) personally, with signed receipt; (b) by certified mail, postage prepaid, return receipt requested; (c) by recognized overnight courier service, charges prepaid; or (d) by facsimile. A Notice will be deemed received: if delivered personally, on the date of delivery; if mailed, [***] days after deposit in the United States mail; if sent via courier, [***] business day after deposit with the courier service; or if sent via facsimile, upon receipt of confirmation of transmission provided that a confirming copy of such Notice is sent by certified mail, postage prepaid, return receipt requested.

15.7 Severability & Reformation. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement will remain in full force and effect. Such invalid or unenforceable provision will be automatically revised to be a valid or enforceable provision that comes as close as permitted by law to the Parties’ original intent.

15.8 Headings & Counterparts. The headings of the articles and sections included in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement. This Agreement may be executed in one or more counterparts, each of which when executed and delivered by facsimile, electronic transmission, or by mail delivery, will be an original and all of which shall constitute one and the same instrument.

15.9 Governing Law. This Agreement will be governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of law provisions of any jurisdiction.

15.10 Dispute Resolution. If a dispute arises between the Parties concerning any right or duty under this Agreement, then the Parties will confer, as soon as practicable, in an attempt to resolve the dispute. If the Parties are unable to resolve the dispute amicably, then the Parties will submit to the exclusive jurisdiction of, and venue in, the state and Federal courts located in the Eastern District of Pennsylvania with respect to all disputes arising under this Agreement. Notwithstanding anything herein to the contrary, in the event of an actual or threatened breach of this Agreement, the aggrieved Party may seek provisional equitable relief (including restraining orders, specific performance or other injunctive relief) in any court of competent jurisdiction to protect the interests of such Party.

15.11 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

15.12 Interpretation. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. The Parties acknowledge and agree that new products and uses for products that are covered by Patent rights may be developed based on new advances in scientific knowledge. As such, the Parties’ agree that, if Company is of the opinion that such advances have resulted in changes which warrant interpretation of whether such new products or uses are included within the Sublicensed Fields of Use granted to Company herein, the Parties agree to discuss and negotiate in good faith the need for an amendment or clarification of the meaning of the rights or Fields of Use granted to Company in Section 1.1 of this Agreement in order to try to find a solution that is agreeable to the Parties. Then, if the Parties have not agreed on the necessity or the wording of such amendment within [***] days after beginning good faith discussions, the Parties agree that, either both Parties will jointly agree on and appoint one independent Third Party, or each of the Parties will appoint one independent Third Party and those Third Parties will appoint one additional independent Third Party (all of which Third Parties will be qualified and skilled in the scientific field and have knowledge of law related to patents and licenses) to decide whether such amendment is required to properly reflect this intention. If the appointed independent Third Party or Third Parties decide(s) that said amendment is required, the Parties hereby agree to so amend this Agreement accordingly. If the appointed independent Third Party or Third Parties decide(s) that said amendment is not required, there is no obligation on either Party to amend this Agreement. The costs of the appointed independent Third Party or Third Parties will be borne by the Party whose view has not been confirmed by such Third Party(ies).

15.13 Integration. This Agreement with its Exhibits and the Confidentiality Agreement contain the entire agreement between the Parties with respect to the Patent Rights and the Sublicense and supersede all other oral or written representations, statements, or agreements with respect to such subject matter.

15.14 Condition Precedent to Execution of this Agreement. The Parties understand and agree that each Party’s willingness to enter into this Agreement is conditioned upon the execution of both this Agreement and the Sublicense Agreement from Cellscript which grants certain other rights to Company under Patent Rights than the rights granted to Company in this Agreement.

15.15 Entire Agreement. This Agreement and the separate Sublicense Agreement from Cellscript set forth the complete, final and only agreements with respect to the subject matter hereof and supersede all other agreements and understandings between the Parties with respect to the subject matter hereof. The Parties acknowledge and agree that this Agreement and the Sublicense Agreement from Cellscript are separate and distinct agreements and there will be no “cross default” with respect to this Agreement and the Sublicense Agreement from Cellscript.

Each Party has caused this Agreement to be executed by its duly authorized representative.

mRNA RIBOTHERAPEUTICS, INC.	BioNTech AG

By:	[***]	By:	[***]
Name:	[***]	Name:	[***]
Title:	[***]	Title:	[***]

Address: mRNA RIBOTHERAPEUTICS, INC.	Address:	BioNTech AG
726 Post Road		An der Goldgrube 12
Madison, WI 53713		55131 Mainz
USA		Germany

EXHIBIT INDEX

Exhibit A	Patents and Patent Applications in Patent Rights

Exhibit B	Sublicense Disclosure Report

Exhibit C	Form of Royalty Report

mRNA RiboTherapeutics, Inc.

EXHIBIT A – Patents and Patent Applications in Patent Rights

[***]

mRNA RiboTherapeutics, Inc.

Exhibit B

Sublicense Disclosure Report

[***]

EXHIBIT C – Format of Royalty Report

[***]